Exhibit 99.1

Exar Announces Preliminary Fiscal 2012 First Quarter Results

•	Exar expects to beat previous guidance

•	Exar expects to achieve non-GAAP Operating Profitability

Fremont, California, July 18, 2011 – Exar Corporation (Nasdaq: EXAR) today announced it expects net sales for its fiscal 2012 first quarter to be approximately $37 million as compared to the previous guidance of $34 million to $36 million. Exar also expects to achieve non-GAAP operating income of approximately $0.1 million as compared to the midpoint of the previous guidance of a non-GAAP operating loss of approximately $1.7 million. On a GAAP basis, the Company expects an operating loss of approximately $2.2 million.

“We are excited about reaching non-GAAP profitability one quarter ahead of our operating plan; during the quarter we saw improvement in all four product areas,” said Pete Rodriguez, the Company’s president and chief executive officer. “My thanks go to all our employees that made this initial goal a reality. We believe we will see improved operating results for the current quarter. We will provide more detail during our fiscal 2012 first quarter earnings call next week.”

The Company’s statements about its future financial performance or operating plans are based on current information and expectations and the Company undertakes no duty to update such statements. These statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described herein.

Exar is scheduled to release its final earnings results for the fiscal 2012 first quarter on July 26, 2011.

Safe Harbor Statement

The Company’s statements about its future financial performance, changes in gross margins, net sales and operating expenses, resource allocation and its impact on future performance and product development initiatives, design win conversion, distribution and OEM trends, supply chain issues among others, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global financial volatility, economic recession, and industry and market conditions, such as customer and distributor relationships; limited visibility associated with customer or distributor demand for the Company’s products; the possible loss of, or decrease in orders from, an important customer; vendor capacity, quality or throughput constraints; successful integration of acquired businesses; possible disruption in commercial activities as a consequence of terrorist activity, natural disasters, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products, including those for which the Company has achieved design wins; competitive factors, such as pricing or competing solutions; customer ordering patterns; accounting considerations related to impairment analyses or acquisition related issues; the level of inventories maintained at the Company’s OEMs and distributors; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 27, 2011.

Generally Accepted Accounting Principles

The Company reports its financial results in accordance with GAAP. Additionally, the Company supplements reported GAAP financials with non-GAAP measures which are included in related press releases and reports furnished to the SEC, copies of which are available at the Company’s website: http://www.exar.com or the SEC’s website at: http://www.sec.gov. For the periods discussed, we are disclosing non-GAAP operating income that is adjusted to exclude from our GAAP results all stock-based compensation expense, amortization of acquired intangible assets and exit costs. This non-GAAP measure is presented in part to enhance the understanding of the Company’s historical financial performance and comparability between reporting periods. The Company believes the non-GAAP presentation, when shown in conjunction with the corresponding GAAP measures, provide relevant and useful information to analysts, investors, management and other interested parties following the semiconductor industry. For its internal purposes, the Company uses the foregoing non-GAAP measure to evaluate performance across reporting periods, determine certain employee benefits as well as plan for and forecast the Company’s future periods. This non-GAAP measure is not in accordance with, or an alternative for measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. This measure should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

About Exar

Exar Corporation delivers highly differentiated silicon, software and subsystem solutions for industrial, datacom and storage applications. For over 40 years, Exar’s comprehensive knowledge of end-user markets along with the underlying analog, mixed signal and digital technology has enabled innovative solutions that meet the needs of the evolving connected world. Exar’s product portfolio includes power management and interface components, communications products, storage optimization solutions, network security and applied service processors. Exar has locations worldwide providing real-time customer support to drive rapid product development. For more information about Exar, visit: http://www.exar.com.

Contact:

Kevin S. Bauer

Senior Vice President and CFO

510-668-7100

EXAR CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In millions)

(Unaudited)

JULY 3, 2011
GAAP operating loss	$(2.2)
Stock-based compensation	0.9
Amortization of acquired intangible assets	1.1
Exit costs	0.3

Non-GAAP operating income	$0.1

Note:	Exit costs are primarily excess inventory and severance charges in connection with exiting the 10GbE virtualization market.